Exhibit 99.1

Kimco Realty Announces Third Quarter 2020 Results

– Base Rent Collections Continue to Strengthen with 91% Collected in September –

– Financial Capacity Exceeds $2 Billion with $325 million in Cash –

JERICHO, N.Y.--(BUSINESS WIRE)--November 5, 2020--Kimco Realty Corp. (NYSE: KIM), one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets, today reported results for the third quarter ended September 30, 2020.

Third Quarter Highlights

  Collected approximately 89% of base rents for the third quarter highlighted by a 91% collection rate for the month of September. Subsequently collected 90% of October’s rents.
  Reported pro-rata portfolio occupancy of 94.6%.
  Recognized 8.2% increase in pro-rata rental-rate spreads on comparable spaces.
  Commenced the grand opening of the ShopRite grocer at The Boulevard® Signature Series redevelopment project in Staten Island, NY.
  Ended the quarter with a liquidity position of over $2.3 billion in immediate availability including $325 million in cash.
  Issued a 2.7% $500 million 10-year Green Bond and a 1.9% $400 million 7.5-year unsecured bond.

“The strength of our third quarter rent collections exemplifies the stability of our well-located, predominately grocery-anchored portfolio that provides essential goods and services to the communities it serves,” stated Conor Flynn, Kimco’s Chief Executive Officer. “Our leasing volume and spreads for renewals and options remain at or above pre-pandemic levels, and we’re encouraged by the growth in our leasing pipeline for new leases, led by grocers and other essential retailers. With our robust liquidity level, minimal upcoming debt maturities and over $500 million in Albertsons common stock owned, our balance sheet serves as a source of strength to successfully navigate these extraordinary times with an overarching focus on creating long-term shareholder value.”

Financial Results

Net (loss)/income available to the company’s common shareholders for the third quarter of 2020 was ($44.7) million, or ($0.10) per diluted share, compared to $59.0 million, or $0.14 per diluted share, for the third quarter of 2019. The year-over-year change was primarily due to:

  ($76.5) million in a mark-to-market adjustment on 39.8 million common shares of Albertsons Companies, Inc. (NYSE: ACI) held by the company.
  ($28.3) million from potentially uncollectible receivables, including $4.0 million in abatements.
  ($8.6) million of one-time non-cash severance charge related to voluntary early retirement and organizational streamlining with the merging of Kimco’s Southern and Mid-Atlantic regions.
  ($7.5) million in early extinguishment of debt charges related to the redemption of $485 million of Kimco’s 3.20% unsecured bonds due in 2021.
  $18.6 million associated with an $11.4 million charge for the redemption of preferred stock during the third quarter of 2019 which resulted in $7.2 million less in preferred dividends paid during the third quarter of 2020.

NAREIT Funds From Operations (FFO)* was $106.7 million, or $0.25 per diluted share, for the third quarter 2020 compared to $146.9 million, or $0.35 per diluted share, for the third quarter 2019.

Operating Results

  Pro-rata portfolio occupancy ended the quarter at 94.6%, compared to 95.6% on a sequential basis and 96.4% year-over-year. The change in occupancy was primarily due to tenant bankruptcies including Modell’s (8 leases), Pier 1 Imports (11 leases), Ascena (14 leases) and GNC (12 leases).
  Pro-rata anchor occupancy ended the quarter at 97.4%, compared to 98.2% sequentially and 98.7% in the comparable period in 2019.
  Small shop occupancy ended the quarter at 86.7%, compared to 88.0% sequentially and 89.9% in the comparable period in 2019.
  Pro-rata rental-rate spreads on comparable spaces during the third quarter of 2020 increased 8.2%, with rental rates for new leases up 5.1% and renewals/options up 8.8%.
  The company executed a total of 233 leases totaling 1.5 million square feet during the third quarter. Renewals/options, which represented approximately 75% of all leases executed during the third quarter, totaled 174 leases for 1.2 million square feet and compares favorably to the 1.1 million square feet completed during the third quarter of 2019. In addition, of the 174 renewals/options executed in the third quarter of 2020, only eight leases were at a lower spread than the prior lease.
  Same-property Net Operating Income (NOI)* decreased 9.1% over the third quarter of 2019 due primarily to a charge for potentially uncollectible accounts receivable.

Capital Markets

  Issued $400 million of 1.90% notes maturing March 2028 and a $500 million, 10-year green bond at a 2.70% coupon.
  Repaid the remaining $325 million outstanding on the company’s unsecured term loan.
  Redeemed $485 million of Kimco’s 3.20% bonds due May 2021 resulting in a $7.5 million early extinguishment of debt charge.
  Ended the quarter with over $2.3 billion of immediate liquidity, including full availability under the company’s $2.0 billion unsecured revolving credit facility, and $325 million in cash. In addition, Kimco maintains over $550 million of Albertson’s common stock, subject to certain lock-up provisions.
*A reconciliation of net (loss)/income available to the company’s common shareholders to NAREIT FFO and same-property NOI is provided in the tables accompanying this press release.

COVID-19 Update

  At the end of October, all of Kimco’s shopping centers remain open and operational with approximately 98% of tenants, based on annualized base rent (ABR), currently open, including those that are operating on a limited basis
  Kimco has collected approximately 89% of the total pro-rata base rents billed for the third quarter of 2020 including 91% for the month of September. Subsequently, rent collections for October were approximately 90%.
  The company granted rent deferrals approximating 5% of pro-rata minimum base rent for the third quarter of 2020. The company continues to negotiate with tenants the payment of rents not yet collected or deferred.
  Kimco’s Board of Directors continues to assess the company’s taxable income required to be distributed in order to maintain REIT compliance and expects to declare and pay a dividend on common shares prior to year-end 2020.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, November 5, 2020, at 8:30 a.m. Eastern Standard Time (EST). The call will include a review of the company’s third quarter results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 9517032).

A replay will be available through February 5, 2021, by dialing 1-877-344-7529 (Passcode: 10147466). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of September 30, 2020, the company owned interests in 400 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/KimcoRealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	September 30, 2020	December 31, 2019
Assets:
Real estate, net of accumulated depreciation and amortization
of $2,662,212 and $2,500,053, respectively	$9,373,537	$9,209,053
Real estate under development	5,672	220,170
Investments in and advances to real estate joint ventures	589,672	578,118
Other real estate investments	120,148	194,400
Cash and cash equivalents	324,977	123,947
Marketable securities	556,791	9,353
Accounts and notes receivable, net	239,864	218,689
Operating lease right-of-use assets, net	94,807	99,125
Other assets	218,724	345,012
Total assets	$11,524,192	$10,997,867

Liabilities:
Notes payable, net	$5,042,737	$4,831,759
Mortgages and construction loan payable, net	314,641	484,008
Dividends payable	5,366	126,274
Operating lease liabilities	88,893	92,711
Other liabilities	517,185	516,265
Total liabilities	5,968,822	6,051,017
Redeemable noncontrolling interests	17,943	17,943

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,580 shares;
Aggregate liquidation preference $489,500	20	20

Common stock, $.01 par value, authorized 750,000,000 shares; issued and
outstanding 432,501,817 and 431,814,951 shares, respectively	4,325	4,318
Paid-in capital	5,759,104	5,765,233
Cumulative distributions in excess of net income	(288,491)	(904,679)
Total stockholders' equity	5,474,958	4,864,892
Noncontrolling interests	62,469	64,015
Total equity	5,537,427	4,928,907
Total liabilities and equity	$11,524,192	$10,997,867

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020		2019
Revenues
Revenues from rental properties, net	$256,607	$279,181	$778,572		$850,525
Management and other fee income	3,185	3,690	9,880		12,229
Total revenues	259,792	282,871	788,452		862,754
Operating expenses
Rent	(2,767)	(2,836)	(8,429)		(8,452)
Real estate taxes	(40,403)	(37,519)	(118,733)		(113,871)
Operating and maintenance	(42,844)	(39,758)	(124,192)		(123,871)
General and administrative	(28,795)	(23,832)	(72,316)		(72,296)
Impairment charges	(397)	(19,609)	(3,509)		(41,235)
Depreciation and amortization	(71,704)	(68,874)	(214,660)		(209,440)
Total operating expenses	(186,910)	(192,428)	(541,839)		(569,165)

Gain on sale of properties	-	9,025	5,697		47,382
Operating income	72,882	99,468	252,310		340,971

Other income/(expense)
Other (expense)/income, net	(900)	4,526	393		7,512
(Loss)/gain on marketable securities, net	(76,931)	(199)	444,646		1,375
Gain on sale of cost method investment	-	-	190,832		-
Interest expense	(46,942)	(43,146)	(141,017)		(131,638)
Early extinguishment of debt charges	(7,538)	-	(7,538)		-
(Loss)/income before income taxes, net, equity in income of
joint ventures, net, and equity in income from other real estate
investments, net	(59,429)	60,649	739,626		218,220

(Provision)/benefit for income taxes, net	(388)	3,866	(482)		3,580
Equity in income of joint ventures, net	11,233	17,673	35,039		58,960
Equity in income of other real estate investments, net	11,155	3,265	26,895		22,758

Net (loss)/income	(37,429)	85,453	801,078		303,518
Net income attributable to noncontrolling interests	(965)	(1,463)	(1,479)		(2,332)
Net (loss)/income attributable to the Company	(38,394)	83,990	799,599		301,186
Preferred stock redemption charges	-	(11,369)	-		(11,369)
Preferred dividends	(6,354)	(13,573)	(19,062)		(42,641)
Net (loss)/income available to the Company's common shareholders	$(44,748)	$59,048	$780,537		$247,176

Per common share:
Net (loss)/income available to the Company: (2)
Basic	$(0.10)	$0.14	$1.80		$0.58
Diluted	$(0.10)	$0.14	$1.80	(1)	$0.58	(1)
Weighted average shares:
Basic	429,994	419,823	429,899		419,663
Diluted	429,994	421,002	431,602		420,986
(1)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $119 and $20 for the nine months ended September 30, 2020 and 2019, respectively.

(2)

Adjusted for earnings attributable from participating securities of ($251) and ($654) for the three months ended September 30, 2020 and 2019, and ($5,259) and ($1,938) for the nine months ended September 30, 2020 and 2019, respectively.

Reconciliation of Net (Loss)/Income Available to the Company's Common Shareholders to
FFO Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss)/income available to the Company's common shareholders	$(44,748)	$59,048	$780,537	$247,176
Gain on sale of properties	-	(9,025)	(5,697)	(47,382)
Gain on sale of joint venture properties	-	(1,988)	(18)	(15,174)
Depreciation and amortization - real estate related	71,015	68,250	212,018	208,233
Depr. and amort. - real estate jvs	9,932	9,768	30,673	30,044
Impairment charges (including real estate jvs)	775	19,786	4,354	44,441
Gain on sale of cost method investment	-	-	(190,832)	-
Profit participation from other real estate investments, net	(8,406)	1,196	(15,875)	(8,588)
Loss/(gain) on marketable securities, net	76,931	199	(444,646)	(1,375)
Provision for income taxes (1)	1,500	-	1,501	-
Noncontrolling interests (1)	(310)	(309)	(1,373)	(890)
Funds available to the Company's common shareholders	$106,689	$146,925	$370,642	$456,485

Weighted average shares outstanding for FFO calculations:
Basic	429,994	419,823	429,899	419,663
Units	658	833	639	839
Dilutive effect of equity awards	1,192	1,120	1,496	1,273
Diluted (2)	431,844	421,776	432,034	421,774

FFO per common share - basic	$0.25	$0.35	$0.86	$1.09
FFO per common share - diluted (2)	$0.25	$0.35	$0.86	$1.08
(1)	Related to gains, impairments and depreciation on properties, where applicable.
(2)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $57 and $213 for the three months ended September 30, 2020 and 2019, respectively. Funds from operations would be increased by $218 and $670 for the nine months ended September 30, 2020 and 2019, respectively.

Reconciliation of Net (Loss)/Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss)/income available to the Company's common shareholders	$(44,748)	$59,048	$780,537	$247,176
Adjustments:
Management and other fee income	(3,185)	(3,690)	(9,880)	(12,229)
General and administrative	28,795	23,832	72,316	72,296
Impairment charges	397	19,609	3,509	41,235
Depreciation and amortization	71,704	68,874	214,660	209,440
Gain on sale of properties	-	(9,025)	(5,697)	(47,382)
Interest and other expense, net	55,380	38,620	148,162	124,126
Loss/(gain) on marketable securities, net	76,931	199	(444,646)	(1,375)
Gain on sale of cost method investment	-	-	(190,832)	-
Provision/(benefit) for income taxes, net	388	(3,866)	482	(3,580)
Equity in income of other real estate investments, net	(11,155)	(3,265)	(26,895)	(22,758)
Net income attributable to noncontrolling interests	965	1,463	1,479	2,332
Preferred stock redemption charges	-	11,369	-	11,369
Preferred dividends	6,354	13,573	19,062	42,641
Non same property net operating income	(3,890)	(17,485)	(22,497)	(65,440)
Non-operational expense from joint ventures, net	16,494	14,611	52,272	39,529
Same Property NOI	$194,430	$213,867	$592,032	$637,380

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com